Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Selectica Announces Earnings for Third Quarter Fiscal 2012
11% increase in quarterly recurring revenues demonstrates company’s continued success in transitioning to the cloud

SAN MATEO, Calif., February 2, 2012 – Selectica, Inc. (NASDAQ: SLTC), provider of cloud-based sales configuration and contract lifecycle management (CLM) solutions, today announced unaudited financial results for its third quarter ended December 31, 2011. In Q3 FY 2012, the company increased quarterly recurring revenues by 11% as compared to the previous year.

Selectica also announced that in Q4 FY 2012 it will make a shift to reporting metrics that are more consistent with how other public software-as-a-service (SaaS) companies report their financial performance.

Highlights for Q3 FY 2012:
-	100% of new customer deals were subscription-based
-	Selectica Contract Lifecycle Management (CLM) 5 was announced, with enhanced capabilities in workflow, reporting, mobile, and other key areas
-	New management hires added significant experience delivering cloud solutions

“We did more transactions in the first three quarters of this fiscal year than we did all of last fiscal year,” said Jason Stern, president and chief executive officer at Selectica. “We also saw recurring revenues as a percentage of all revenues climb to 69% for the quarter, the highest level I’ve seen in my time at Selectica. That increase is yet another indication of the success we’re having in making the transition to being a SaaS provider.”

Revenue for the third quarter of fiscal 2012 was $3.3 million, compared to $3.5 million for the second quarter of fiscal 2012, and $3.9 million for the third quarter of fiscal 2011. Revenue split was 17% license and subscription revenue, 51% maintenance and support revenue, and 32% professional services and other revenue.

Net loss for the third quarter of fiscal 2012 was $1.4 million, or $(0.52) per share, compared to a net loss of $2.1 million, or $(0.74) per share, in the second quarter of fiscal 2012 and a net loss of $54,000, or $(0.02) per share, in the third quarter of fiscal 2011.

About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with cloud software solutions that help them close business faster, with higher margins and lower risk. More than 100,000 users rely on Selectica applications for guided selling, sales configuration, pricing, quoting, and contract lifecycle management to streamline their sales operations and process over one million new contracts annually. Selectica solutions are used by leaders in technology, healthcare, government contracting, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

PRESS RELEASE

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements about business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10-K, filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Todd Spartz
(650) 532-1540
ir@selectica.com

PR Contact:
Jordan McMahon
(650) 532-1520
pr@selectica.com

SELECTICA, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Revenues:
License	$-	$664	$115	$1,804
Services	3,259	3,291	10,430	8,983
Total revenues	3,259	3,955	10,545	10,787

Cost of revenues:
License	-	136	164	320
Services	1,290	957	3,954	3,369
Total cost of revenues	1,290	1,093	4,118	3,689

Gross profit	1,969	2,862	6,427	7,098

Operating expenses:
Research and development	801	816	2,507	2,205
Sales and marketing	1,518	1,144	4,112	3,135
General and administrative	1,065	915	2,840	2,750
Fees related to comprehensive settlement agreement	-	-	500	-
Total operating expenses	3,384	2,875	9,959	8,090

Loss from operations	(1,415)	(13)	(3,532)	(992)

Loss on early extinguishment of note payable	-	-	470	-
Interest and other income (expense), net	(18)	(41)	(106)	(137)

Loss before provision for income taxes	(1,433)	(54)	(4,108)	(1,129)
Provision for income taxes	-	-	-	4
Net loss	$(1,433)	$(54)	$(4,108)	$(1,133)

Basic and diluted net loss per share	$(0.52)	$(0.02)	$(1.47)	$(0.40)

Reconciliation to non-GAAP net loss:
Net loss	$(1,433)	$(54)	$(4,108)	$(1,133)
Loss on early extinguishment of note payable	-	-	470	-
Fees related to comprehensive settlement agreement	-	-	500	-
Non-GAAP net loss	$(1,433)	$(54)	$(3,138)	$(1,133)

Non-GAAP basic and diluted net loss per share	$(0.52)	$(0.02)	$(1.12)	$(0.40)

Weighted average shares outstanding for basic and diluted net loss per share	2,737	2,827	2,796	2,818

SELECTICA, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$15,013	$16,822
Short-term investments	199	199
Accounts receivable	2,644	2,695
Prepaid expenses and other current assets	371	450
Total current assets	18,227	20,166

Property and equipment, net	381	423
Other assets	39	-
Total assets	$18,647	$20,589

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of note payable to Versata	$-	$786
Accounts payable	551	813
Accrued payroll and related liabilities	976	448
Other accrued liabilities	44	98
Credit facility	6,000	-
Deferred revenue	3,624	3,746
Total current liabilities	11,195	5,891
Note payable to Versata	-	3,482
Other long-term liabilities	965	574
Total liabilities	12,160	9,947

Stockholders' equity	6,487	10,642
Total liabilities and stockholders' equity	$18,647	$20,589